As filed with the Securities and Exchange Commission on January 14, 2009
Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________

TII NETWORK TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	66-0328885
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

141 Rodeo Drive, Edgewood, New York	11717
(Address of Principal Executive Offices)	(Zip Code)

2008 EQUITY COMPENSATION PLAN

(Full title of the plan)

Kenneth A. Paladino, President

TII Network Technologies, Inc.

141 Rodeo Drive

Edgewood, New York 11717

(Name and address of agent for service)

(631) 789-5000

(Telephone number, including area code, of agent for service)

with a copy to:

Richard A. Rubin, Esq.

Troutman Sanders LLP

405 Lexington Avenue

New York, New York 10174

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of of securities to be registered	Amount to be registered(1)	Proposed Maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration F ee (2)
Common Stock, $.01 par value	1,000,000 shares	$.695	$695,000	$27.32

(1)	Pursuant to Rule 416(b), there shall also be deemed covered hereby all additional securities resulting from anti-dilution adjustments under the 2008 Equity Compensation Plan.
(2)

Estimated solely for the purpose of calculating the registration fee on the basis of, pursuant to Rule 457(h) under the Securities Act 1933, as amended, the average of the high and low sales prices of the Company’s Common Stock on the NASDAQ Capital Market on January 13, 2009.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement on Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents heretofore filed by TII Network Technologies, Inc. (the “Company” or “registrant”) with the Commission under File No. 001-8048 pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “1934 Act”) are incorporated herein by reference:

(a)        The Company’s Annual Report on Form 10-K for the year ended December 31, 2007;

(b)        All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2007, the end of the fiscal year covered by the Company’s Annual Report referred to in (a) above (other than reports or portions of reports furnished but not filed pursuant to Commission rules);

(c)         The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed on November 3, 1980 under the 1934 Act, including any amendment or report filed for the purpose of updating such descriptions.

All documents filed subsequent to the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court determines such person is fairly and reasonably entitled to indemnity for such expenses.

Article XII of the Company’s By-laws provides that the Company shall so indemnify such persons.

In addition, Article 12 of the Company’s Restated Certificate of Incorporation, as amended, provides, in general, that no director of the Company shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (which provides that, under certain circumstances, directors may be jointly and severally liable for willful or negligent violations of the DGCL provisions regarding the payment of dividends or stock repurchases or redemptions), as the same exists or hereafter may be amended; or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.         Exhibits.

Exhibit Number	Description

4 (a)(1)

Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on December 10, 1996. Incorporated by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 1996 (File No. 001-8048).

4(a)(2)

Certificate of Amendment of the Company’s Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on December 5, 2001. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated (dated of earliest event reported) December 5, 2001 filed with the Commission on December 5, 2001 (File No. 001-8048).

4(b)

By-laws of the Company, as amended. Incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K dated (date of earliest event reported) November 13, 2007 filed with the Commission on November 14, 2007 (File No. 001-8048).

5*	Opinion of Troutman Sanders LLP as to the legality of the Common Stock being offered and consent.

23(a)*	Consent of KPMG LLP.

23(b)*	Consent of Troutman Sanders LLP (included in Exhibit 5).

24+	Powers of Attorney of certain officers and directors of the Company.

99(a)

The Company’s 2008 Equity Compensation Plan. Incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K dated (date of earliest event reported) April 3, 2008 filed with the Commission on April 9, 2008 (File No. 001-8048).

______________

* Filed herewith.

+ Filed as part of the signature page of the original filing of this Registration Statement.

Item 9.	Undertakings.

The undersigned Company hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 6 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Islip, State of New York, on the 14th day of January, 2009.

TII NETWORK TECHNOLOGIES, INC.
By:	/s/ Kenneth A. Paladino
Kenneth A. Paladino, President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth A. Paladino and Jennifer E. Katsch and each of them with power of substitution, as his attorney-in-fact, in all capacities, to sign any amendments to this Registration Statement (including post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-facts or their substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 14th day of January, 2009.

Signature	Title

/s/ Kenneth A. Paladino	President and Chief Executive Officer (Principal Executive Officer) and Director
Kenneth A. Paladino
/s/ Jennifer E. Katsch	Vice President – Finance and Treasurer (Principal Financial and Principal Accounting Officer)
Jennifer E. Katsch
Director
Mark T. Bradshaw
/s/ Lawrence M. Fodrowski	Director
Lawrence M. Fodrowski
/s/ James R. Grover, Jr.	Director
James R. Grover, Jr.
Director
Susan Harman
Director
Charles H. House
/s/ Brian J. Kelly	Director
Brian J. Kelly

EXHIBIT INDEX

Exhibit

Number	Description

4 (a)(1)

Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on December 10, 1996. Incorporated by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 1996 (File No. 001-8048).

4(a)(2)

Certificate of Amendment of the Company’s Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on December 5, 2001. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated (dated of earliest event reported) December 5, 2001 filed with the Commission on December 5, 2001 (File No. 001-8048).

4(b)

By-laws of the Company, as amended. Incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K dated (date of earliest event reported) November 13, 2007 filed with the Commission on November 14, 2007 (File No. 001-8048).

5*	Opinion of Troutman Sanders LLP as to the legality of the Common Stock being offered and consent.

23(a)*	Consent of KPMG LLP.

23(b)*	Consent of Troutman Sanders LLP (included in Exhibit 5).

24+	Powers of Attorney of certain officers and directors of the Company.

99(a)

The Company’s 2008 Equity Compensation Plan. Incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K dated (date of earliest event reported) April 3, 2008 filed with the Commission on April 9, 2008 (File No. 001-8048).

______________

* Filed herewith.

+ Filed as part of the signature page of the original filing of this Registration Statement.